UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2007

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2007, the Company announced that Monty Houdeshell joined the Company as Executive Vice President, Finance and that Mr. Houdeshell will assume the position of Executive Vice President and Chief Financial Officer of the Company the day after it files its Annual Report on Form 10-K for fiscal year 2006.

Accordingly, on March 16, 2007, Mr. Houdeshell became Executive Vice President and Chief Financial Officer. In connection therewith, Michael Schmidt, former Executive Vice President and Chief Financial Officer, and the Company entered into a Second Amendment to Employment Agreement confirming severance terms and establishing payments to Mr. Schmidt during a transition period prior to the termination of his employment. From March 16, 2007 through April 13, 2007, Mr. Schmidt will be paid salary at his current salary rate. From April 14, 2007 through May 31, 2007, Mr. Schmidt will be paid $1,470 per day for each full day worked. The Second Amendment confirmed that Mr. Schmidt is entitled to a severance payment of $375,000 and a pro rata bonus for 2007 of $36,458. In addition, as set forth in his Employment Agreement and as confirmed in the Second Amendment, Mr. Schmidt is entitled to receive benefits for one year after his employment terminates.

A copy of the Second Amendment to Employment Agreement is attached hereto as exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Second Amendment to Employment Agreement, dated as of March 16, 2007, between the Company and Michael Schmidt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Ariel Amir
Ariel Amir, Executive Vice President and Chief Legal and Administrative Officer

Date: March 22, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Second Amendment to Employment Agreement, dated as of March 16, 2007, between the Company and Michael Schmidt